UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

August 26, 2004

Intrac, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-31114	88-0741759
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

180 Varick Street, 13th Floor, New York, NY 10014

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(310) 396-1691

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

On or about May 25, 2004, Intrac, Inc., a Nevada corporation (the “Company”) entered into an Agreement and Plan of Merger, dated as of May 25, 2004 (the “Merger Agreement”), by and among the Company, Sunset Brands, Inc., a Nevada corporation (“Sunset”), and Intrac Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub would have merged with and into Sunset with Sunset surviving as a wholly-owned subsidiary of the Company (the “Merger”). Sunset is a privately-held company that intends to acquire and consolidate selected businesses in the low-carbohydrate food market. The terms of the Merger Agreement are more particularly set forth in the Company’s Form 8-K Current Report filed with the Commission on May 28, 2004. The Merger Agreement was material to the Company because the Company currently has no ongoing operations and the merger would have resulted in the Company acquiring certain businesses with ongoing operations. The current shareholders of the Company would have suffered substantial dilution as a result of the transaction.

On August 26, 2004, the Company and Sunset entered into a Settlement and Release of Claims whereby it was agreed between the parties that the Merger Agreement shall be deemed terminated for all purposes as of August 23, 2004. Sunset further agreed to (a) pay Intrac $50,000 not later than September 10, 2004; (b) waive any claims for reimbursement of any amounts advanced to Intrac’s legal counsel on account of the contemplated transaction and (c) deliver to Intrac 75,000 shares of the stock of the publicly-reporting company into which Sunset ultimately merges, or if such merger does not take place prior to September 10, 2004, pay an additional $50,000 to Intrac not later than September 13, 2004. All parties also agreed to a mutual general release of all claims related to the Merger Agreement.

There is no material relationship between the Company or any of its affiliates and any of the other parties other than in respect to the Merger Agreement.

Following termination of the Merger Agreement, the Company will return to its prior business plan, which is to seek, investigate, and, if warranted, acquire one or more properties or businesses, and to pursue other related activities intended to enhance shareholder value.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2004

INTRAC, INC.

By:	/s/ Geoffrey Alison
Name:	Geoffrey Alison
Title:	Secretary

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